                                                                      EXHIBIT 11
                                                                      ----------

                               WYLE ELECTRONICS
                        CALCULATION OF INCOME PER SHARE
                                  (Unaudited)

                   (In thousands, except per share amounts)

                                            Three Months           Nine Months
                                         Ended September 30,   Ended September 30,
                                         -------------------   -------------------
                                           1996       1995       1996       1995
                                         --------   --------   --------   --------

Net income............................    $ 8,613    $10,139    $30,729    $25,643
                                          =======    =======    =======    =======

PRIMARY
Common and common equivalent shares
  Weighted average number of common
    shares outstanding................     12,650     12,347     12,593     12,296
  Stock options included under the
    treasury stock method (1).........        254        379        302        317
                                          -------    -------    -------    -------
                                           12,904     12,726     12,895     12,613
                                          =======    =======    =======    =======
Net income per share..................    $   .67    $   .80    $  2.38    $  2.03
                                          =======    =======    =======    =======


FULLY DILUTED (2)
Common and common equivalent shares
  Weighted average number of common
    shares outstanding................     12,650     12,347     12,593     12,296
  Stock options included under the
    treasury stock method (1).........        255        414        305        438
                                          -------    -------    -------    -------
                                           12,905     12,761     12,898     12,734
                                          =======    =======    =======    =======
Net income per share..................    $   .67    $   .79    $  2.38    $  2.01
                                          =======    =======    =======    =======


(1) Under the primary computation the assumed repurchase price of option shares is based on the average market price for the period. Under the fully diluted computation the repurchase price is based on the higher of the average market price or the month-end closing price, whichever provides greater dilution.

(2) Net income per average common and common equivalent share presented on the face of the consolidated statements of income represents primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the consolidated statements of income because the differences are insignificant.